As filed with the Securities and Exchange Commission on April 27, 2004
                                                           Registration No. 333-
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NuCO2 Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                                     Florida
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         (State or Other Jurisdiction of Incorporation or Organization)

                                   65-0180800
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                      (I.R.S. Employer Identification No.)

                   2800 SE Market Place, Stuart, Florida 34997
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               (Address of Principal Executive Offices) (Zip Code)

           NuCO2 Inc. 1995 Stock Option Plan and Options to Directors
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                            (Full Title of the Plan)

                             Eric M. Wechsler, Esq.
                                 General Counsel
                                   NuCO2 Inc.
                   2800 SE Market Place, Stuart, Florida 34997
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                     (Name and Address of Agent For Service)

                                 (772) 221-1754
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          (Telephone Number, Including Area Code, of Agent For Service)

                                    CALCULATION OF REGISTRATION FEE
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                                                           Proposed          Proposed
   Title of Each Class                                      Maximum           Maximum             Amount of
   of Securities to be        Amount to be              Offering Price       Aggregate           Registration
        Registered             Registered                  Per Share        Offering Price          Fee
------------------------------------------------------------------------------------------------------------
     Common Shares,
  $.001 par value per        536,000 shares
        share                 (1)(2)                      $17.56 (2)       $9,407,640 (2)           $1,192
------------------------------------------------------------------------------------------------------------

(1)  Pursuant  to  Rule  416,  the  Registration   Statement  also  covers  such
     indeterminate number of Common Shares as may become issuable as a result of any future  anti-dilution  adjustment in  accordance  with the terms of the
     1995 Stock Option Plan (the "1995 Plan").

(2)  Includes an aggregate of 36,000  shares with respect to which  options were granted to Directors at an exercise price of $4.85 per share, 44,000 shares with  respect to which  options  were  granted to  Directors at an exercise price of $8.91 per share,  and 6,000 shares with  respect to which  options were  granted to a Director  at an exercise  price of $16.25 per share.  An additional  450,000 shares may be offered under the 1995 Plan.  Pursuant to
     Rule 457(g) and (h),  the  offering  price for these  additional  shares is estimated solely for the purpose of determining the registration fee and is based on $19.43,  the average of the high and low sale prices of the Common
     Shares as reported by The Nasdaq Stock Market on April 22, 2004.

                                EXPLANATORY NOTES

On June 24, 1996, NuCO2 Inc. (the "Company")  filed a Registration  Statement on
Form S-8 (No. 333-06705) relating to, among other things,  350,000 Common Shares issuable  under  the 1995  Plan and  60,000  Common  Shares  issuable  under the
Directors'  Stock Option Plan (the "Directors'  Plan").  On December 3, 1997 and
December 2, 1999, the Company's  shareholders  approved increases of 500,000 and
700,000 Common Shares, respectively, in the 1995 Plan (the "Additional 1995 Plan
Shares"),  from 350,000 Common Shares to a total of 1,550,000 Common Shares.  On
February 10, 2000, the Company filed a  Registration  Statement on Form S-8 (No.
333-30042)  relating to the Additional  1995 Plan Shares and 1,500 Common Shares
issuable pursuant to an advisor option.

On December 13, 2001, the Company's  shareholders  approved increases of 400,000 and 50,000 Common Shares,  in the 1995 Plan and the  Directors'  Plan (the "2001
Amendment  Shares"),  respectively,  from  1,550,000 and 60,000  Common  Shares, respectively,  to a total of 1,950,000 and 110,000 Common Shares,  respectively.
On May 24, 2002,  the Company  filed a  Registration  Statement on Form S-8 (No.
333-89096)  relating  to the 2001  Amendment  Shares  and 50,000  Common  Shares
issuable pursuant to options granted to Directors.

On December 10, 2003, the Company's shareholders approved an increase of 450,000
Common Shares in the 1995 Plan (the "2003  Amendment  Shares").  The Company has
prepared this Registration Statement in accordance with the requirements of Form
S-8 under the  Securities  Act of 1933, as amended (the  "Securities  Act"),  to register the 2003 Amendment Shares and 86,000 Common Shares issuable pursuant to options granted to Directors (the "Director Options").

This Registration Statement includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer  Prospectus may be utilized for  reofferings  and resales of up to 536,000  Common Shares  acquired pursuant to the 1995 Plan and Director Options by selling shareholders,  each of whom may be deemed an "affiliate" (as such term is defined in Rule 405 under the
Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide documents containing the information  specified in Part
I of Form S-8 to employees as specified by Rule  428(b)(1)  under the Securities
Act.  Pursuant to the  instructions  to Form S-8, the Company is not required to file  these  documents  either  as  part  of the  Registration  Statement  or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities
Act.

                                   PROSPECTUS

                              74,000 COMMON SHARES

                                   NUCO2 INC.

This   prospectus   relates  to  the  reoffer  and  resale  by  certain  selling shareholders  of  common  shares  that  may  be  issued  by  us to  the  selling shareholders  upon the exercise of stock  options  granted  under our 1995 Stock
Option Plan and options granted to Directors. We previously registered the offer and sale of the shares to the selling shareholders. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such  options are granted to persons  required  to use this  prospectus  to reoffer and resell the shares  underlying  such  options,  we will  distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

The selling  shareholders have advised us that the resale of their shares may be effected  from  time to time in one or more  transactions  on The  Nasdaq  Stock
Market,  in negotiated  transactions or otherwise at market prices prevailing at the  time  of  the  sale  or  at  prices  otherwise  negotiated.  See  "Plan  of
Distribution."  We will bear all expenses in connection  with the preparation of this prospectus.

Our common  shares are listed on The  Nasdaq  National  Market  under the symbol
"NUCO".  On April 22, 2004, the last reported sale price on The Nasdaq  National
Market for our common shares was $19.52 per share.

Our principal  executive  offices are located at 2800 SE Market  Place,  Stuart,
Florida 34997, and our telephone number is (772) 221-1754.

                                -----------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                -----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                 The date of this prospectus is April 27, 2004.

                                                                          Page 2

                                  RISK FACTORS

The  purchase of our common  shares  involves a high degree of risk.  You should carefully  consider the following risk factors and the other information in this prospectus before deciding to invest in our common shares.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION.

     We have incurred  substantial  losses since our inception in 1990.  Our net loss was $15.5  million for fiscal 2001,  $11.0 million for fiscal 2002 and $4.9 million for fiscal 2003. We are  uncertain  whether we will install a sufficient number of our bulk CO2 systems or obtain  sufficient  market acceptance to allow us to achieve or sustain  profitability  on an annual basis.  Our losses to date have  resulted  primarily  from  expenses  we  incurred  in building a sales and
marketing  organization,   adding  administrative  personnel  and  developing  a
national  infrastructure  to  support  the  rapid  growth  in the  number of our installed  base  of bulk  CO2  systems.  The  cost  of  this  expansion  and the significant  depreciation expense of our installed base of bulk CO2 systems have resulted in significant  operating  losses to date and accumulated net losses of
$58.5 million at December 31, 2003.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND OUR OBLIGATION TO SERVICE THAT INDEBTEDNESS
COULD DIVERT FUNDS FROM  OPERATIONS  AND LIMIT OUR ABILITY TO OBTAIN  ADDITIONAL
FUNDING TO EXPAND OUR BUSINESS.

     As of December 31, 2003, we had outstanding  indebtedness of $73.4 million, which included $43.4 million under our credit  facility and $30.0 million of our
16.3% senior subordinated notes due 2009.

     If  we  are  unable  to  generate  sufficient  cash  flow  to  service  our indebtedness, we will have to:

     o    reduce or delay planned capital expenditures,
     o    sell assets,
     o    restructure or refinance our indebtedness, or
     o    seek additional equity capital.

     We are  uncertain  whether  any of  these  strategies  can be  effected  on satisfactory  terms,  if at all,  particularly  in light of our high  levels  of indebtedness.  In addition,  the extent to which we continue to have substantial indebtedness could have significant consequences, including:

     o    our ability to obtain  additional  financing in the future for working
          capital,   capital   expenditures,   acquisitions  and  other  general
          corporate purposes may be materially limited or impaired,

     o    a substantial  portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore not available to finance our business, and

                                                                          Page 3

     o    our  high  degree  of  indebtedness  may  make us more  vulnerable  to
          economic  downturns,   limit  our  ability  to  withstand  competitive
          pressures or reduce our flexibility in responding to changing business and economic conditions.

     Also,  our lenders  require  that we comply  with  financial  and  business covenants. If we fail to maintain these covenants,  our lenders could declare us in default.  They could demand the repayment of our indebtedness to them if this default  were not cured or  waived.  At  various  times in the past we have been unable to meet certain covenants and have had to obtain waivers or modifications of terms from our  lenders.  Although we believe  that we will be able to comply with the current  provisions of our borrowing  arrangements,  circumstances  may result in our having to obtain waivers or further modifications in the future.

OUR FUTURE  OPERATING  RESULTS REMAIN  UNCERTAIN  DESPITE THE GROWTH RATE IN OUR
REVENUE.

     You should not  consider  growth rates in our revenue to be  indicative  of growth rates in our  operating  results.  In  addition,  you should not consider prior growth rates in our revenue to be indicative of future growth rates in our revenue. The timing and amount of future revenues will depend almost entirely on our ability to obtain  agreements with new customers to install bulk CO2 systems and use our services.  Our future operating results will depend on many factors, including:

     o    the level of product and price competition,
     o    the ability to manage our growth,
     o    the ability to hire additional employees, and
     o    the ability to control costs.

WE LACK  PRODUCT  DIVERSITY,  AND  OUR  BUSINESS  DEPENDS  ON  CONTINUED  MARKET
ACCEPTANCE  BY THE  FOOD AND  BEVERAGE  INDUSTRY  OF OUR  PRODUCT  AND  CONSUMER
PREFERENCE FOR CARBONATED BEVERAGES.

     We depend on  continued  market  acceptance  of our bulk CO2 systems by the food  and  beverage  industry,  which  accounts  for  approximately  95%  of our revenues.  Unlike  many of our  competitors  for whom  bulk  CO2 is a  secondary business,  we have no material  lines of business other than the leasing of bulk
CO2 systems and the sale of CO2. We do not  anticipate  diversifying  into other product or service  lines in the future.  The retail  beverage  CO2  industry is mature,  with only limited growth in total demand for CO2 foreseen.  Our ability to grow is dependent  upon the success of our  marketing  efforts to acquire new customers and their  acceptance  of bulk CO2 systems as a  replacement  for high pressure CO2  cylinders.  While the food and beverage  industry to date has been receptive to bulk CO2 systems,  we cannot be certain that the operating  results of our installed  base of bulk CO2 systems will continue to be favorable or that past results will be indicative of future market  acceptance of our service.  In addition,  any recession  experienced  by the food and beverage  industry or any significant  shift in consumer  preferences  away from  carbonated  beverages to other  types of  beverages  would  result  in a loss of  revenues,  which  would adversely  affect our  financial  condition  and results of  operations  and our ability to service our indebtedness.

                                                                          Page 4

OUR  MARKET IS HIGHLY  COMPETITIVE  AND OUR  INABILITY  TO  RESPOND  TO  VARIOUS
COMPETITIVE  FACTORS MAY RESULT IN A LOSS OF CURRENT  CUSTOMERS AND A FAILURE TO
ATTRACT NEW CUSTOMERS.

     The  industry  in  which we  operate  is  highly  competitive.  We  compete regionally  with  several  direct  competitors.  We cannot be certain that these competitors  will not  substantially  increase their  installed base of bulk CO2 systems and expand their service nationwide. Because there are no major barriers to entry, we also face the risk of a  well-capitalized  competitor's  entry into
our  existing  or  future  markets.  In  addition,   we  compete  with  numerous
distributors of bulk and high pressure CO2, including:

     o    industrial gas and welding supply companies,
     o    specialty gas companies,
     o    restaurant and grocery supply companies, and
     o    fountain supply companies.

     These  suppliers  vary  widely in size.  Some of our  competitors  may have significantly  greater financial,  technical or marketing  resources than we do.
Our competitors might succeed in developing  technologies,  products or services that are  superior,  less costly or more widely used than those that have or are being developed by us or that would render our technologies or products obsolete or noncompetitive.  In addition,  competitors may have an advantage over us with customers  who prefer  dealing with one company that can supply bulk CO2 as well as  fountain  syrup.  We  cannot  be  certain  that we  will be able to  compete effectively with current or future competitors.

OUR  INABILITY  TO  MANAGE  GROWTH  MAY  OVEREXTEND  OUR  MANAGEMENT  AND  OTHER
RESOURCES,  CAUSING  INEFFICIENCIES,  WHICH MAY  ADVERSELY  AFFECT OUR OPERATING
RESULTS.

     We have  experienced  rapid  growth  and intend to  continue  to expand our operations  aggressively.  Because of our limited  product  line, we must expand operations to become profitable. We may be unable to:

     o    manage effectively the expansion of our operations,
     o    implement and develop our systems, procedures or controls,
     o    adequately support our operations, or
     o    achieve and manage the currently  projected  installations of bulk CO2 systems.

     If we are unable to manage  growth  effectively,  our  business,  financial condition and results of operations and our ability to service our  indebtedness could be seriously harmed.  The growth in the size and scale of our business has placed,  and we expect it will  continue  to place,  significant  demands on our personnel and operating  systems.  Our additional  planned expansion may further strain management and other resources.  Our ability to manage growth effectively will depend on our ability to:

     o    improve our operating systems,
     o    expand, train and manage our employee base, and
     o    develop additional service capacity.

                                                                          Page 5

WE ARE DEPENDENT ON  THIRD-PARTY  SUPPLIERS AND IF THESE  SUPPLIERS  CEASE DOING
BUSINESS WITH US, WE MAY HAVE DIFFICULTY  FINDING SUITABLE  REPLACEMENTS TO MEET
OUR NEEDS.

     We do not conduct manufacturing operations and depend, and will continue to depend,  on  outside  parties  for the  manufacture  of  bulk  CO2  systems  and components.  We intend to  significantly  expand our installed  base of bulk CO2 systems.  Our  expansion  may be limited by the  manufacturing  capacity  of our
third-party   manufacturers.   Manufacturers   may  not  be  able  to  meet  our
manufacturing  needs  in a  satisfactory  and  timely  manner.  If  there  is an unanticipated  increase in demand for bulk CO2 systems, we may be unable to meet such demand due to manufacturing constraints.  We purchase bulk CO2 systems from
Chart,  Inc. and Harsco  Corporation,  the two major  manufacturers  of bulk CO2 systems.  Should either  manufacturer cease  manufacturing bulk CO2 systems,  we would be required  to locate  additional  suppliers.  We may be unable to locate alternate  manufacturers  on a timely  basis.  A delay in the supply of bulk CO2 systems could cause potential  customers to delay their decision to purchase our services or to choose not to purchase our services.  This would result in delays in or loss of future revenues.

     In addition,  we purchase CO2 for resale to our customers.  In May 1997, we entered into an exclusive  bulk CO2  requirements  contract  with The BOC Group,
Inc. In the event that BOC is unable to fulfill our requirements,  we would have to locate additional suppliers.  A delay in locating additional suppliers or our inability to locate additional suppliers would result in loss of revenues, which would adversely affect our financial condition and results of operations and our ability to service our indebtedness.

YOU MAY NOT BE ABLE TO SELL OUR  STOCK ON TERMS  FAVORABLE  TO YOU  BECAUSE  OUR
COMMON STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     Our common  stock  price has  fluctuated  substantially  since our  initial public  offering in December  1995.  The market  price of our common stock could decline from current  levels or continue to  fluctuate.  The market price of our common stock may be significantly affected by the following factors:

     o    announcements of technological innovations or new products or services by us or our competitors,
     o    trends and fluctuations in the use of bulk CO2 systems,
     o    timing  of  bulk  CO2  systems  installations  relative  to  financial reporting periods,
     o    release of reports,
     o    operating results below expectations,
     o    changes in, or our failure to meet,  financial estimates by securities analysts,
     o    industry developments,
     o    market acceptance of bulk CO2 systems,
     o    economic and other external factors, and
     o    period-to-period fluctuations in our financial results.

     In addition,  the  securities  markets  have from time to time  experienced significant  price and volume  fluctuations  that are unrelated to the operating performance of particular companies.

                                                                          Page 6

These market  fluctuations  may also materially and adversely  affect the market price of our common stock.  Also,  daily trading  volume in our common stock has from time to time been light and you may not be able to sell our common stock on terms favorable to you in the volume and at the times you desire.

OUR OPERATING  RESULTS MAY FLUCTUATE DUE TO SEASONALITY  SINCE CONSUMERS TEND TO
DRINK FEWER QUANTITIES OF CARBONATED BEVERAGES DURING THE WINTER MONTHS.

     Approximately 12% of our bulk CO2 customers lease our bulk CO2 systems and, in addition,  are billed by the pound for bulk CO2 delivered.  Approximately 15%
of our bulk CO2  customers  own their own bulk CO2 systems and are billed by the pound for all CO2  delivered.  We believe that, on a relative  basis,  customers purchasing  bulk CO2 by the pound tend to consume less CO2 in the winter months.
Our sales to such  customers will be  correspondingly  lower in times of cold or inclement  weather.  We cannot be certain,  however,  that these seasonal trends will continue.  Consequently,  we are unable to predict  revenues for any future quarter with any significant degree of accuracy.

FOR THE FORESEEABLE FUTURE,  YOUR ONLY RETURN ON INVESTMENT,  IF ANY, WILL OCCUR
ON THE SALE OF OUR STOCK BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash  dividends on our common stock.  We currently intend to retain any future earnings for funding growth. Therefore, we do not expect to pay any dividends in the foreseeable  future. In addition,  the payment of cash  dividends  is  restricted  by  financial  covenants in our loan agreements.

OUR OPERATING  RESULTS ARE AFFECTED BY RISING  INTEREST  RATES SINCE MORE OF OUR
CASH FLOW WILL BE NEEDED TO SERVICE OUR INDEBTEDNESS.

     The interest rate on our credit  facility  fluctuates  with market interest rates  resulting in greater  interest costs in times of rising  interest  rates.
Consequently, our profitability is sensitive to changes in interest rates.

OUR  INSURANCE  POLICIES MAY NOT COVER ALL  OPERATING  RISKS AND A CASUALTY LOSS
BEYOND OUR COVERAGE COULD NEGATIVELY IMPACT OUR BUSINESS.

     Our  operations  are  subject  to all of the  operating  hazards  and risks normally  incidental to handling,  storing and transporting CO2. As a compressed gas, CO2 is classified as a hazardous  material.  We maintain insurance policies in such  amounts and with such  coverages  and  deductibles  that we believe are reasonable and prudent. We cannot assure you that our insurance will be adequate to protect us from all  liabilities  and expenses that may arise from claims for personal and property  damage arising in the ordinary course of business or that current  levels of insurance  will be  maintained  or  available  at  economical prices.  If a  significant  liability  claim is  brought  against us that is not covered  by  insurance,  we may have to pay the claim with our own funds and our financial  condition and ability to service our indebtedness  could be seriously harmed.

                                                                          Page 7

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH MAY INCREASE
OUR  COST  OF  DOING  BUSINESS.  IN  ADDITION,  FAILURE  TO  COMPLY  WITH  THESE
REGULATIONS  MAY  SUBJECT US TO FINES,  PENALTIES  AND/OR  INJUNCTIONS  THAT MAY
ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our business is subject to federal and state laws and  regulations  adopted for the  protection of the  environment,  the health and safety of our employees and  users of our  products  and  services.  The  transportation  of bulk CO2 is subject to regulation by various  federal,  state and local agencies,  including the U.S. Department of Transportation.  These regulatory  authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the  economics of our industry by  requiring  changes in operating  practices or influencing  the demand for and the cost of providing  services.  A  significant increase in the cost of our operations  could  adversely  affect our chances for profitability.

OUR OFFICERS AND  DIRECTORS ARE ABLE TO EXERT  SIGNIFICANT  CONTROL OVER MATTERS
REQUIRING  SHAREHOLDER  APPROVAL,  WHICH MAY  ADVERSELY  AFFECT  THE PRICE  THAT
INVESTORS ARE WILLING TO PAY FOR OUR COMMON STOCK.

     Executive   officers,   directors   and  entities   affiliated   with  them
beneficially own, in the aggregate,  approximately 25% of our outstanding shares of common stock  (including  shares of common stock  issuable  upon  exercise of stock options and conversion of preferred stock). These shareholders,  if acting together,  would  be able  to  significantly  influence  all  matters  requiring approval  by our  shareholders,  including  the  election of  directors  and the approval  of  significant  corporate  transactions,  such as  mergers  or  other business combination transactions. This concentration of ownership may also have the effect of delaying or preventing an  acquisition or change in control of our company, which could have a material adverse effect on our common stock price.

OUR PREFERRED STOCK AND PROVISIONS OF OUR CHARTER AND FLORIDA LAW MAY NEGATIVELY
AFFECT THE ABILITY OF A POTENTIAL  BUYER TO PURCHASE ALL OR SOME OF OUR STOCK AT
AN OTHERWISE ADVANTAGEOUS PRICE, WHICH MAY LIMIT THE PRICE INVESTORS ARE WILLING
TO PAY FOR OUR COMMON STOCK.

     Our common stock is  subordinate  to all  outstanding  classes of preferred stock  in the  payment  of  dividends  and  other  distributions  on our  stock, including  distributions  upon  liquidation  or  dissolution  of NuCO2.  We have
outstanding  two  series  of  preferred   stock,  the  Series  A  8%  Cumulative
Convertible Preferred Stock and the Series B 8% Cumulative Convertible Preferred
Stock.  Our board of directors  has the  authority to issue up to an  additional
4,992,500  shares of preferred  stock.  If we designate or issue other series of preferred  stock, it will create  additional  securities that will have dividend and  liquidation  preferences  over the common shares.  If we issue  convertible preferred  stock, a subsequent  conversion may dilute the current  shareholders'
interest.  Without any further  vote or action on the part of the  shareholders, our board of directors  will have the authority to determine the price,  rights, preferences,  privileges and restrictions of the preferred  stock.  Although the issuance of preferred stock will provide us with  flexibility in connection with possible  acquisitions and other corporate  purposes,  the issuance of preferred stock may make it more  difficult for a third party to acquire a majority of our outstanding voting stock.

                                                                          Page 8

     We have  adopted a  shareholder  rights  plan that may  prevent a change in control  or sale of NuCO2 in a manner or on terms not  approved  by the board of directors.  In addition,  our articles of incorporation provide for a classified board of directors. A classified board of directors may significantly extend the time  required to effect a change in control of the board of  directors  and may discourage  hostile  takeover bids for NuCO2.  It could take at least two annual meetings for even a majority of  shareholders to make a change in control of the board of directors  because only a minority of the  directors is scheduled to be elected at each meeting.  Without the ability to easily obtain immediate control of the board of directors,  a takeover  bidder may not be able to take action to remove other impediments to its acquisition of NuCO2.

     We are subject to several  anti-takeover  provisions that apply to a public corporation organized under Florida law. These provisions generally require that an "affiliated  transaction"  (certain  transactions between a corporation and a holder of more than 10% of its outstanding  voting  securities) must be approved by a majority of  disinterested  directors or the holders of  two-thirds  of the
voting  shares  not   beneficially   owned  by  an   "interested   shareholder."
Additionally,  "control shares" (shares acquired in excess of certain  specified thresholds)  acquired in specified control share acquisitions have voting rights only to the extent conferred by resolution  approved by shareholders,  excluding holders of shares defined as "interested shares."

     A Florida corporation may opt out of the Florida  anti-takeover laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide.  We have not opted out of the provisions of the anti-takeover  laws.
Consequently,  these laws could  prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.

FUTURE SALES OF SHARES MAY  ADVERSELY  AFFECT OUR STOCK PRICE SINCE ANY INCREASE
IN THE AMOUNT OF OUTSTANDING SHARES MAY HAVE A DILUTIVE EFFECT ON OUR STOCK.

     If our  shareholders  sell  substantial  amounts of our common stock in the public  market,  the market  price of our common  stock could fall.  These sales could be due to shares issued upon exercise of outstanding  options and warrants and upon  conversion  of  preferred  stock.  These sales also might make it more difficult for us to sell equity or equity-related  securities in the future at a time and price that we deem appropriate.  We have outstanding  options under our
1995 stock option  plan,  directors'  stock  option plan and options  granted to directors  to purchase an aggregate  of  1,562,773  common  shares at an average exercise  price of $9.27 per share  and  outstanding  warrants  to  purchase  an aggregate of 1,789,146  common shares at an average  exercise price of $9.85 per share. In addition, we also have outstanding Series A 8% Cumulative  Convertible
Preferred Stock and Series B 8% Cumulative  Convertible  Preferred Stock that is currently convertible at $9.28 and $12.92 per share, respectively,  into 722,775 and 231,249 common shares, respectively.

                                                                          Page 9

THIS  PROSPECTUS AND DOCUMENTS  INCORPORATED  BY REFERENCE INTO THIS  PROSPECTUS
CONTAIN  FORWARD  LOOKING  STATEMENTS;  THESE  STATEMENTS  ARE NOT GUARANTEES OF
FUTURE  PERFORMANCE  AND ARE SUBJECT TO CERTAIN RISKS,  UNCERTAINTIES  AND OTHER
FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     This   Prospectus  and  documents   incorporated  by  reference  into  this
Prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1993, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  seeks",  "estimates"  and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  and  elsewhere  in  this  Prospectus  and  documents  incorporated  by reference into this Prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this  Prospectus or as of the date of any document  incorporated  by reference  into this  Prospectus.  We  undertake no  obligation  to update these
statements   or  publicly   release  the  results  of  any   revisions   to  the
forward-looking  statements that we may make to reflect events or  circumstances after the date of this Prospectus or the date of any document  incorporated into this Prospectus or to reflect the occurrence of unanticipated events.

SECURITIES ANALYSTS MAY NOT CONTINUE OR INITIATE COVERAGE OF OUR COMMON STOCK OR
MAY ISSUE NEGATIVE  REPORTS,  AND THIS MAY HAVE A NEGATIVE  IMPACT ON OUR COMMON
STOCK'S MARKET PRICE.

     There is no assurance  that  securities  analysts  will continue to publish research  reports on us. If  securities  analysts do not,  this lack of research coverage may  adversely  affect the market price of our common  stock.  Recently adopted  rules  mandated  by  the  Sarbanes-Oxley  Act  of  2002,  and a  global settlement  reached  between  the  Securities  and  Exchange  Commission,  other regulatory agencies and a number of investment banks in April 2003, will lead to a number of fundamental changes in how analysts are reviewed and compensated. In particular,  many investment banking firms will now be required to contract with independent financial analysts for their stock research. It may be difficult for
companies  with  smaller  market  capitalizations,   including  us,  to  attract
independent financial analysts who will cover our common stock, which could have a negative effect on our market price.

     The trading  market for our common  stock will rely in part on the research and  reports  that  industry  or  financial  analysts  publish  about  us or our business.  If one or more of the analysts who cover us downgrades our stock, our stock price  could  decline  rapidly.  If one or more of these  analysts  ceases coverage  of us, we could lose  visibility  in the  market,  which in turn could cause our stock price to decline.

                                                                         Page 10

COMPLIANCE  WITH  CHANGING   REGULATION  OF  CORPORATE   GOVERNANCE  AND  PUBLIC
DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

     Keeping abreast of, and in compliance with, changing laws,  regulations and standards relating to corporate governance and public disclosure,  including the
Sarbanes-Oxley  Act of 2002, new SEC  regulations and Nasdaq Stock Market rules, will require an increased amount of management attention and external resources.
We intend to invest all reasonably  necessary  resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating  activities to compliance activities.

                                                                         Page 11

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a  registration  statement on Form S-8 with the SEC for our common shares  offered in this  offering.  This  prospectus  does not  contain  all the information  set forth in the  registration  statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts,  agreements or other documents,  the references are not necessarily  complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You  should  rely  only  on the  information  and  representations  provided  or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The SEC  maintains  an  Internet  site  at  http://www.sec.gov,  which  contains reports, proxy and information  statements,  and other information regarding us.
You may  also  read and copy any  document  we file  with the SEC at its  Public
Reference Room, 450 Fifth Street, N.W., Washington,  D.C. 20549. Please call the
SEC at  1-800-SEC-0330  for further  information  on the operation of the Public
Reference Room.

Our common shares are listed on The Nasdaq  National Market and such reports and other  information  may also be  inspected  at the  offices  of Nasdaq at 1735 K
Street,  N.W.,  Washington,  DC 20006-1500.  Additional  information about us is available over the Internet at our web site at HTTP://WWW.NUCO2.COM.

                           INCORPORATION BY REFERENCE

The SEC allows us to  "incorporate  by reference"  the  information we file with them, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is considered to be a part of this  prospectus  and  information  that we file later with the SEC will  automatically  update and replace  this  information.  We  incorporate  by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934,
as amended (the "Exchange Act"):

(1) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

(2) Our Current Report on Form 8-K dated August 26, 2003;

(3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,
    2003;

(4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
    2003;

                                                                         Page 12

(5) Our Current Report on Form 8-K dated March 30, 2004; and

(6) The description of our common shares contained in our Registration Statement on Form 8-A dated December 11, 1995.

You may request a copy of these filings  (excluding the exhibits to such filings which we have not specifically  incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                   NuCO2 Inc.
                              2800 SE Market Place
                              Stuart, Florida 34997
                           Attention: General Counsel
                                 (772) 221-1754

                                                                         Page 13

                                   THE COMPANY

Founded in 1990,  NuCO2 Inc. is the  nation's  leading  supplier of, bulk carbon dioxide, or CO2, systems for carbonating  fountain beverages.  Bulk CO2 involves use of a cryogenic vessel delivered to a customer's site, which preserves CO2 in its liquid  form and then  converts  the liquid  product  to  gaseous  CO2,  the necessary  ingredient  for  beverage  carbonation.  This  is  a  relatively  new technology  with  clear  advantages  over  high  pressure  CO2.  Some  of  these advantages are

     o    consistent and improved beverage quality,
     o    increased product yields,
     o    reduced employee handling and storage requirements,
     o    greater productivity,
     o    elimination of downtime and product waste, and
     o    enhanced safety.

We are the first and only company to operate a national network for bulk CO2. We
have  101  service  locations  in  45  states  servicing   approximately  78,000
customers.  Most of our customers use bulk CO2 systems.  Among our customers are many of the major national and regional restaurant and convenience store chains, movie theater operators, theme parks, resorts and sports venues.

We are  incorporated  in Florida  and our  common  stock is traded on The Nasdaq
National  Market under the symbol  "NUCO".  We have been a public  company since
December 1995.

The shares offered by this  prospectus  were or will be purchased by the selling shareholders  upon the exercise of options  granted to them under our 1995 Stock
Option Plan and options  granted to Directors  and will be sold for the accounts of the selling  shareholders.  We will not receive any of the proceeds  from the resale of the shares.

                                                                         Page 14

                                 USE OF PROCEEDS

This   prospectus   relates  to  the  reoffer  and  resale  by  certain  selling shareholders  identified in this  prospectus of common shares that may be issued by us to the selling  shareholders  upon the exercise of stock  options  granted under our 1995 Stock Option Plan and options granted to Directors.  See "Selling
Shareholders."  All net proceeds  from the sale of common  shares will go to the shareholders  who offer and sell their  shares.  We will not receive any part of the proceeds from such sales.  We will,  however,  receive the exercise price of the options at the time of their exercise.  If all of the options are exercised, we will  realize  proceeds  in the amount of  $605,940.  Such  proceeds  will be contributed to working capital and will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

This  prospectus  relates to the reoffer and resale of common  shares  issued or that may be issued to the selling  shareholders under our 1995 Stock Option Plan and options granted to Directors.

The  following  table sets forth (i) the  number of common  shares  beneficially owned by each selling  shareholder at April 27, 2004,  (ii) the number of common shares to be offered for resale by each  selling  shareholder  (i.e.,  the total number of common  shares  underlying  options held by each  selling  shareholder irrespective  of whether such options are presently  exercisable  or exercisable within 60 days of April 27, 2004) and (iii) the number and  percentage of common shares to be held by each selling  shareholder after completion of the offering, assuming  that all shares  that may be offered  for resale are sold and no other shares beneficially owned by the selling shareholders are also sold.

 -------------------------------------------------------------------------------------------------------------------------

                                                                                                      Number of
                                                                                                        Common
                                                                                                   Shares/Percentage
                                                Number of                                            of Class  to be
                                             Common Shares                    Number of               Owned After
                                          Owned Prior to the             Common Shares to         Completion of the
          Name                                 Offering (1)               be Offered (2)            Offering (1)
 ------------------------------------------------------------------------------------------------------------------------
 Craig L. Burr, Director                        446,100 (3)                     6,000               442,100/4.1%
 ------------------------------------------------------------------------------------------------------------------------
 Robert L. Frome, Director                      202,585 (4)                    28,000              191,252/1.8%
 ------------------------------------------------------------------------------------------------------------------------
 Daniel Raynor, Director                        310,204 (5)                    28,000              298,871/2.8%
 ------------------------------------------------------------------------------------------------------------------------
 Richard D. Waters, Jr., Director             1,672,633 (6)                     6,000              1,668,633/13.5%
 ------------------------------------------------------------------------------------------------------------------------
 J. Robert Vipond, Director                        0                            6,000                    0/-
 ------------------------------------------------------------------------------------------------------------------------

(1)  A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date of this prospectus upon the exercise of options.  Unless  otherwise noted, we believe that all persons named in the above table have sole voting and investment power with respect to all common shares beneficially owned by them.
(2)  Consists  of common  shares  issuable  upon the  exercise  of options  both currently and not currently exercisable.

                                                                         Page 15

(3)  Includes  52,300  shares owned by Mr. Burr's sons with respect to which Mr.
     Burr disclaims beneficial ownership, 123,750 shares owned by The William P.
     Egan 1985  Children's  Trust of which Mr. Burr is a trustee  but  disclaims beneficial  ownership  and 62,050  shares owned by The William P. Egan 1986
     Children's  Trust of which Mr. Burr is a trustee but  disclaims  beneficial ownership.  Also  includes  22,000  shares  issuable upon exercise of stock options,  25,000 shares  issuable upon exercise of a common stock  purchase warrant and 30,000 shares issuable upon exercise of a common stock purchase warrant  owned by  Bettina  Looram  Privatstiftung  of which Mr.  Burr is a trustee but  disclaims  beneficial  ownership.
(4)  Includes 10,000 shares owned by Frome & Co., a limited partnership of which
     Mr.  Frome is the  general  partner,  9,000  shares  owned  by Mr.  Frome's daughter with respect to which Mr. Frome  disclaims  beneficial  ownership,
     5,550  shares owned by Mr.  Frome's  spouse with respect to which Mr. Frome disclaims  beneficial ownership and 35,333 shares issuable upon exercise of stock options.
(5)  Includes  14,645  shares  owned  by  Daniel  Raynor,  Inc.,  a  corporation wholly-owned  by Mr.  Raynor,  256,226  shares  owned by  Argentum  Capital
     Partners,  L.P., a limited  partnership  of which Mr. Raynor is chairman of the general  partner,  and 31,333  shares  issuable  upon exercise of stock options.
(6)  Represents  915,403 shares  issuable upon exercise of common stock purchase warrants and 737,230  shares  issuable  upon  conversion of 5,000 shares of
     Series A Preferred Stock owned by J.P. Morgan Partners  (BHCA),  L.P. ("JPM
     BHCA") or affiliates  of JPM BHCA and 20,000 shares  issuable upon exercise of stock options held by Mr.  Waters.  Mr.  Waters is a limited  partner of
     JPMP Master Fund Manager, L.P. ("MF Manager"), which is the general partner of JPM BHCA. A portion of these  securities may be deemed  attributable  to
     Mr.  Waters  because he is a limited  partner of MF  Manager,  the  general partner  of JPM  BHCA.  The  actual  pro  rata  portion  of  the  Company's securities  that may be deemed  attributable  to Mr.  Waters is not readily determinable  because it is subject to  several  variables,  including  the internal  rate of return and  vesting of  interests  within JPM BHCA and MF
     Manager. Mr. Waters disclaims beneficial ownership to the extent it exceeds his equity interest in MF Manager.

We cannot assure you that the selling  shareholders  will exercise their options to purchase our common shares.

The shares  covered by this  prospectus may be sold from time to time so long as
this  prospectus  remains  in  effect;  provided,   however,  that  the  selling
shareholders  are first  required to contact our Corporate  Secretary to confirm that this  prospectus  is in effect.  We intend to  distribute  to each  selling shareholder a letter describing the procedures that the selling  shareholder may follow  in order to use  this  prospectus  to sell the  shares  and  under  what conditions this prospectus may be used. The selling  shareholders expect to sell the shares at prices then  attainable,  less ordinary  brokers'  commission  and dealers' discounts as applicable.

                                                                         Page 16

                              PLAN OF DISTRIBUTION

This offering is self-underwritten. Neither we nor the selling shareholders have
employed  an  underwriter   for  the  sale  of  common  shares  by  the  selling
shareholders.  We will bear all expenses in connection  with the  preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the common shares.

The selling  shareholders  may offer  their  common  shares  directly or through pledgees,  donees, transferees or other successors in interest in one or more of the following transactions:

     -    On any stock  exchange on which the common shares may be listed at the time of sale
     -    In negotiated transactions
     -    In the over-the-counter market
     -    In a combination of any of the above transactions

The selling  shareholders  may offer their common shares at any of the following prices:

     -    Fixed prices which may be changed
     -    Market prices prevailing at the time of sale
     -    Prices related to such prevailing market prices
     -    At negotiated prices

The selling  shareholders  may effect such  transactions by selling shares to or through broker-dealers,  and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such  broker-dealers  may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common shares from the selling shareholders may sell the shares either directly, in its normal market-making  activities,  through or to other  brokers on a principal or agency basis or to its  customers.  Any such sales  may be at  prices  then  prevailing  on  Nasdaq or at prices or at quotes related  to  such  prevailing  market  prices  or at  negotiated  prices  to its customers or a combination  of such methods.  The selling  shareholders  and any broker-dealers  that  act in  connection  with  the  sale of the  common  shares pursuant  to this  prospectus  might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any  profit  on the  resale of  shares  as  principal  might be deemed to be underwriting  discounts  and  commissions  under the  Securities  Act.  Any such commissions,  as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

The selling  shareholders  reserve the right to accept,  and  together  with any agent of the  selling  shareholder,  to reject in whole or in part any  proposed purchase  of the common  shares.  The  selling  shareholders  will pay any sales commissions or other seller's compensation applicable to such transactions.

                                                                         Page 17

We have not registered or qualified  offers and sales of the common shares under the laws of any country,  other than the United  States.  To comply with certain states' securities laws, if applicable,  the selling shareholders will offer and sell their  common  shares in such  jurisdictions  only  through  registered  or licensed  brokers  or  dealers.  In  addition,  in certain  states  the  selling shareholders  may not offer or sell common shares  unless we have  registered or qualified  such  shares  for sale in such  states  or we have  complied  with an available exemption from registration or qualification.

The selling  shareholders  have  represented  to us that any purchase or sale of common  shares by them will  comply  with  Regulation  M  promulgated  under the
Exchange  Act.  In general,  Rule 102 under  Regulation  M prohibits  any person connected  with a  distribution  of our common  shares (a  "Distribution")  from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common shares or any right to purchase our  common  shares,  for a  period  of  one  business  day  before  his  or her participation  in the  distribution  and ending on the  completion of his or her participation  in  the  distribution  (we  refer  to  that  time  period  as the
"Distribution Period").

During the  Distribution  Period,  Rule 104 under  Regulation  M  prohibits  the selling  shareholders  and any other persons  engaged in the  Distribution  from engaging in any  stabilizing  bid or purchasing our common shares except for the purpose of  preventing  or  retarding a decline in the open market  price of our common  shares.  No such  person  may  effect  any  stabilizing  transaction  to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common shares at the market,  Rule 104 prohibits them from effecting any  stabilizing  transaction in  contravention  of Rule 104 with respect to our common shares.

There can be no assurance that the selling  shareholders will sell any or all of the shares offered by them pursuant to this prospectus or otherwise.

                                  LEGAL MATTERS

The validity of the common shares offered hereby have been passed upon by Olshan
Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.  Certain members of such firm own our common shares.  Robert L. Frome, a member of such firm, is one of our directors.

                                     EXPERTS

The  financial  statements  of NuCO2 Inc.  incorporated  in this  prospectus  by reference  to our Annual  Report on Form 10-K for the fiscal year ended June 30,
2003 have been so  incorporated  in reliance on the report of Margolin,  Winer &
Evens  LLP,  independent  accountants,  given on the  authority  of said firm as experts in auditing and accounting.

                              ABOUT THIS PROSPECTUS

This  prospectus is part of a Registration  Statement we filed with the SEC. You should rely only on the  information  provided or  incorporated  by reference in this prospectus or a related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling shareholders will not make

                                                                         Page 18

an offer of these  shares in any state  where  the offer is not  permitted.  You should not assume that the  information in this  prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

No dealer,  salesman or other person has been authorized to give any information or to make any representations  other than those contained in this prospectus in connection with the offer made hereby,  and, if given or made, such  information or  representations  must not be relied upon as having been  authorized by us or any selling  shareholder.  This prospectus does not constitute an offer to sell, or a  solicitation  of an offer to buy,  the  securities  offered  hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful.

The  delivery  of this  prospectus  at any time does not imply that  information contained herein is correct as of any time subsequent to its date.

                                                                         Page 19

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following  documents filed by NuCO2 Inc. (the "Company") with the Securities and Exchange  Commission  are  incorporated  herein by reference and made a part hereof:

(a)  Annual  Report of the  Company on Form 10-K for the fiscal  year ended June
     30, 2003;

(b)  Current Report of the Company on Form 8-K dated August 26, 2003;

(c)  Quarterly  Report of the Company on Form 10-Q for the fiscal  quarter ended
     September 30, 2003;

(d)  Quarterly  Report of the Company on Form 10-Q for the fiscal  quarter ended
     December 31, 2003;

(e)  Current Report on Form 8-K dated March 30, 2004; and

(f)  The  description  of  the  Common  Shares  in  the  Company's  Registration
     Statement on Form 8-A dated December 11, 1995.

All reports and other documents  subsequently  filed by the Company  pursuant to
Sections 13(a),  13(c), 14 and 15(d) of the Securities  Exchange Act of 1934, as
amended, prior to the filing of a post-effective  amendment which indicates that all  securities  offered  hereunder  have  been  sold or which  deregisters  all securities  then  remaining  unsold,  shall  be  deemed  to be  incorporated  by reference  herein  and to be a part  hereof  from  the  date of  filing  of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the Common Shares  offered  hereby have been passed upon for the
Company by Olshan  Grundman Frome  Rosenzweig & Wolosky LLP, New York, New York.
Certain members of such firm own our Common Shares. Robert L. Frome, a member of such firm, is a director of the Company.

                                                                            II-1

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other  arrangement under which any controlling  person,  director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The Articles of Incorporation and Bylaws of the Company provide that the Company may indemnify to the fullest extent  permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company.

The  Company has  obtained a  directors'  and  officers'  insurance  and company reimbursement policy in the amount of $10,000,000.  The policy insures directors and officers  against  unindemnified  loss arising from certain wrongful acts in their  capacities  and would  reimburse  the Company for such loss for which the
Company has lawfully indemnified the directors and officers.

See the last paragraph of Item 9 below for information regarding the position of the  Securities  and  Exchange  Commission  with  respect  to the  effect of any indemnification for liabilities arising under the Securities Act.

Section 607.0850 of the Florida Business Corporation Act reads as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

(1)  A  corporation  shall  have power to  indemnify  any person who was or is a party to any  proceeding  (other than an action by, or in the right of, the corporation),  by reason of the fact that he is or was a director, officer, employee,  or agent of the  corporation or is or was serving at the request of the corporation as a director,  officer,  employee,  or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof,  if he acted in good faith and in a manner he reasonably  believed to be in, or not opposed to, the best  interests  of the  corporation  and, with respect to any criminal action or proceeding,  had no reasonable cause to believe his conduct was unlawful.  The  termination of any proceeding by judgment,  order,  settlement,  or  conviction  or  upon  a  plea  of  nolo contendere  or its  equivalent  shall not, of itself,  create a presumption that  the  person  did not act in  good  faith  and in a  manner  which  he reasonably  believed to be in, or not opposed to, the best interests of the corporation  or, with respect to any  criminal  action or  proceeding,  had reasonable cause to believe that his conduct was unlawful.

(2)  A  corporation  shall have power to indemnify  any person,  who was or is a party to any proceeding by or in the right of the  corporation to procure a judgment  in its favor by reason of the fact that he is or was a  director, officer,  employee, or agent of the corporation or is or was serving at the request of the corporation as a director,  officer,  employee,  or agent of
     another   corporation,   partnership,   joint  venture,   trust,  or  other
     enterprise,  against expenses and amounts paid in settlement not exceeding, in the  judgment  of the  board of  directors,  the  estimated  expense  of litigating the proceeding to conclusion,  actually and reasonably  incurred

                                                                            II-2

     in connection with the defense or settlement of such proceeding,  including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed  to,  the  best  interests  of  the  corporation,  except  that  no indemnification  shall be made  under  this  subsection  in  respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable  unless,  and only to the  extent  that,  the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that,  despite the adjudication of liability but in view of all  circumstances  of the  case,  such  person  is  fairly  and reasonably  entitled to indemnity for such expenses  which such court shall deem proper.

(3)  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred  to in  subsection  (1) or  subsection  (2),  or in defense of any claim,  issue, or matter therein,  he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4)  Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination  by a court,  shall be made by the  corporation  only as authorized in the specific case upon a determination  that  indemnification of the director, officer, employee, or agent is proper in the circumstances because  he has met  the  applicable  standard  of  conduct  set  forth  in subsection (1) or subsection (2). Such determination shall be made:

     (a) By the board of directors by a majority vote of a quorum  consisting of directors who were not parties to such proceeding;

     (b) If such a quorum is not obtainable or, even if obtainable,  by majority vote of a committee  duly  designated  by the board of directors  (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

     (c) By independent legal counsel:

          1.   Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

          2.   If a quorum of the directors cannot be obtained for paragraph (a)
               and the  committee  cannot be  designated  under  paragraph  (b), selected  by  majority  vote of the full board of  directors  (in which directors who are parties may participate); or

     (d) By the  shareholders  by a  majority  vote of a  quorum  consisting  of shareholders  who were not parties to such proceeding or, if no such quorum is obtainable,  by a majority vote of shareholders  who were not parties to such proceeding.

(5)  Evaluation  of  the   reasonableness   of  expenses  and  authorization  of
     indemnification  shall be made in the same manner as the determination that
     indemnification   is  permissible.   However,   if  the   determination  of

                                                                            II-3

     permissibility is made by independent  legal counsel,  persons specified by paragraph  (4)(c)  shall  evaluate the  reasonableness  of expenses and may authorize indemnification.

(6)  Expenses  incurred  by an  officer  or  director  in  defending  a civil or criminal  proceeding may be paid by the corporation in advance of the final disposition  of such  proceeding  upon receipt of an  undertaking  by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation  pursuant to this section.  Expenses  incurred by other employees and agents may be paid in advance upon such terms or conditions  that the board of directors deems appropriate.

(7)  The  indemnification  and advancement of expenses provided pursuant to this section are not exclusive,  and a corporation may make any other or further indemnification  or  advancement  of  expenses  of any  of  its  directors, officers,  employees,  or  agents,  under  any  bylaw,  agreement,  vote of shareholders or disinterested directors, or otherwise, both as to action in his official  capacity and as to action in another  capacity  while holding such office. However,  indemnification or advancement of expenses shall not be made to or on behalf of any director,  officer,  employee, or agent if a judgment or other  final  adjudication  establishes  that his  actions,  or omissions to act, were material to the cause of action so  adjudicated  and constitute:

     (a)  A  violation  of the  criminal  law,  unless  the  director,  officer, employee,  or agent had  reasonable  cause to believe  his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     (b)  A transaction  from which the director,  officer,  employee,  or agent derived an improper personal benefit;

     (c)  In the case of a director,  a  circumstance  under which the liability provisions of s. 607.0834 are applicable; or

     (d)  Willful misconduct or a conscious  disregard for the best interests of the  corporation in a proceeding by or in the right of the corporation to procure a  judgment  in its favor or in a  proceeding  by or in the right of a shareholder.

(8)  Indemnification  and  advancement  of expenses as provided in this  section shall continue as, unless  otherwise  provided when authorized or ratified, to a person who has ceased to be a director,  officer,  employee,  or agent and shall inure to the benefit of the heirs, executors,  and administrators of such a person, unless otherwise provided when authorized or ratified.

(9)  Unless the  corporation's  articles  of  incorporation  provide  otherwise, notwithstanding  the failure of a corporation  to provide  indemnification, and despite any contrary  determination of the board or of the shareholders in the  specific  case,  a  director,  officer,  employee,  or agent of the corporation  who  is  or  was  a  party  to  a  proceeding  may  apply  for indemnification or advancement of expenses, or both to the court conducting the  proceeding,  to the circuit  court,  or to another  court of competent jurisdiction.  On receipt of an  application,  the court,  after giving any

                                                                            II-4

     notice  that  it  considers  necessary,   may  order   indemnification  and
     advancement   of   expenses,   including   expenses   incurred  in  seeking
     court-ordered  indemnification or advancement of expenses, if it determines that:

     (a)  The  director,  officer,  employee,  or agent is entitled to mandatory indemnification  under  subsection  (3), in which case the court shall also order the  corporation  to pay the director  reasonable  expenses incurred in obtaining court-ordered  indemnification or advancement of expenses;

     (b)  The   director,   officer,   employee,   or  agent  is   entitled   to
          indemnification or advancement of expenses,  or both, by virtue of the exercise by the  corporation of its power pursuant to subsection  (7);
          or

     (c)  The director,  officer,  employee,  or agent is fairly and  reasonably entitled to  indemnification  or advancement of expenses,  or both, in view of all the  relevant  circumstances,  regardless  of whether such person  met the  standard  of  conduct  set  forth in  subsection  (1)
          subsection (2), or subsection (7).

(10) For purposes of this section, the term "corporation"  includes, in addition to the resulting  corporation,  any constituent  corporation (including any constituent of a constituent)  absorbed in a  consolidation  or merger,  so that any person who is or was a director,  officer, employee, or agent of a constituent  corporation,  or  is  or  was  serving  at  the  request  of a constituent  corporation  as a  director,  officer,  employee,  or agent of
     another   corporation,   partnership,   joint  venture,   trust,  or  other
     enterprise,  is in the same position under this section with respect to the resulting  or surviving  corporation  as he would have with respect to such constituent corporation if its separate existence had continued.

(11) For purposes of this section:

     (a)  The term "other enterprises" includes employee benefit plans;

     (b)  The term "expenses" includes counsel fees, including those for appeal;

     (c)  The  term  "liability"   includes   obligations  to  pay  a  judgment,
          settlement,  penalty,  fine  (including  an excise tax  assessed  with respect to any  employee  benefit  plan),  and  expenses  actually and reasonably incurred with respect to a proceeding;

     (d)  The term "proceeding"  includes any threatened,  pending, or completed action,  suit, or other type of proceeding,  whether civil,  criminal, administrative, or investigative and whether formal or informal;

     (e)  The term "agent" includes a volunteer;

     (f)  The term  "serving at the  request of the  corporation"  includes  any service as a director,  officer, employee, or agent of the corporation that imposes duties on such persons,  including  duties relating to an

                                                                            II-5

          employee benefit plan and its participants or beneficiaries; and

     (g)  The  term  "not  opposed  to the  best  interest  of the  corporation"
          describes  the  actions  of a person  who acts in good  faith and in a manner  he  reasonably  believes  to be in the best  interests  of the participants and beneficiaries of an employee benefit plan.

(12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director,  officer, employee, or agent of the corporation  or is or was  serving at the request of the  corporation  as a director, officer, employee, or agent of another corporation,  partnership, joint venture,  trust, or other enterprise  against any liability  asserted against him and incurred by him in any such  capacity or arising out of his status as such,  whether  or not the  corporation  would  have the power to indemnify him against such liability under the provisions of this section.

     The  Company has also  agreed to  indemnify  each  director  and  executive officer  pursuant to an  Indemnification  Agreement with each such director and  executive  officer  from and  against  any and all  expenses,  losses, claims,  damages  and  liability  incurred by such  director  or  executive officer for or as a result of action taken or not taken while such director or  executive  officer was acting in his  capacity as a director,  officer, employee or agent of the Company,  to the fullest  extent  permitted  under
     Florida law.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

     4.1  1995 Stock Option Plan. (1)

     4.2  Stock Option  Agreement  between the Company and Robert L. Frome dated
          September 11, 2003.

     4.3  Stock  Option  Agreement  between the Company and Daniel  Raynor dated
          September 11, 2003.

     4.4  Stock  Option  Agreement  between  the Company and Craig L. Burr dated
          March 21, 2003. (2)

     4.5  Stock Option  Agreement  between the Company and Robert L. Frome dated
          March 21, 2003. (2)

     4.6  Stock  Option  Agreement  between the Company and Daniel  Raynor dated
          March 21, 2003. (2)

                                                                            II-6

     4.7  Stock Option Agreement  between the Company and John Walsh dated March
          21, 2003. (2)

     4.8  Stock Option Agreement between the Company and Richard D. Waters,  Jr.
          dated March 21, 2003 (2)

     4.9  Stock  Option  Agreement  between the Company and John E. Wilson dated
          March 21, 2003. (2)

     4.10 Stock Option Agreement  between the Company and J. Robert Vipond dated
          April 5, 2004.

     4.11 Stock Option Agreement  between the Company and J. Robert Vipond dated
          April 5, 2004.

     5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

     23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

     23.2 Consent of Margolin, Winer & Evens, LLP, independent auditors.

     24   Powers  of  Attorney   (included  on  the   signature   page  to  this
          Registration Statement).

----------

(1)  Incorporated  by reference to the Company's Form 10-Q for the quarter ended
     December 31, 2003.
(2)  Incorporated  by reference to the  Company's  Form 10-K for the fiscal year ended June 30, 2003.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

a.   To file,  during  any  period in which  offers or sales are being  made,  a post-effective  amendment  to this  registration  statement  to include any
     material   information  with  respect  to  the  plan  of  distribution  not previously  disclosed in the registration  statement or any material change to such information in the registration statement.

b.   That, for the purpose of determining any liability under the Securities Act of 1933,  each such  post-effective  amendment  shall be deemed to be a new registration  statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

c.   To remove from  registration by means of a post-effective  amendment any of the securities  being  registered which remain unsold at the termination of the offering.

                                                                            II-7

d.   That, for purposes of determining any liability under the Securities Act of
     1933,  each filing of the  registrant's  annual report  pursuant to Section
     13(a)  or  15(d)  of the  Securities  Exchange  Act  of  1934  (and,  where applicable,  each  filing  of an  employee  benefit  plan's  annual  report pursuant to Section 15(d) of the  Securities  Exchange Act of 1934) that is incorporated by reference in the registration  statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

e.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling persons of the  registrant  pursuant to the foregoing  provisions,  or otherwise,  the registrant  has been  advised  that in the  opinion of the  Securities  and
     Exchange  Commission  such  indemnification  is  against  public  policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification  against such liabilities (other than the payment by the  registrant of expenses  incurred or paid by a director,  officer or controlling  person of the  registrant  in the  successful  defense  of any action,  suit or  proceeding)  is  asserted  by such  director,  officer or controlling person in connection with the securities being registered,  the registrant  will,  unless in the opinion of its counsel the matter has been settled  by  controlling  precedent,  submit  to  a  court  of  appropriate jurisdiction  the question  whether such  indemnification  by it is against public  policy as  expressed  in the Act and will be  governed by the final adjudication of such issue.

                                                                            II-8

                                   SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933,  the  registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized  in the City of  Stuart,  State of Florida on this 27th day of April,
2004.

                                  NuCO2 Inc.
                                  ----------------------------------------------
                                  (Registrant)

                                  By:  /s/ Michael E. DeDomenico
                                  ----------------------------------------------
                                  Michael E. DeDomenico, Chief Executive Officer

                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the  requirements  of the Securities  Act of 1933, as amended,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities  and on the date  indicated.  Each of the  undersigned  officers  and directors of NuCO2 Inc. hereby  constitutes  and appoints  Michael E. DeDomenico
and  Eric  M.   Wechsler   and  each  of  them   singly,   as  true  and  lawful
attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all  capacities,  to sign any and all  amendments
(including post-effective amendments) to this Registration Statement and to file the  same,  with  all  exhibits  thereto,  and  other  documents  in  connection therewith,  with the Securities  and Exchange  Commission and to prepare any and all exhibits thereto, and other documents in connection  therewith,  and to make any  applicable  state  securities  law or blue sky filings,  granting unto said attorneys-in-fact  and agents,  full power and  authority to do and perform each and every act and thing  requisite  or necessary to be done to enable NuCO2 Inc.
to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission,  as fully to all intents and purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                                      Chairman of the Board and
/s/ Michael E. DeDomenico                             Chief Executive Officer            April 27, 2004
------------------------------------------------
(Michael E. DeDomenico)                               (Principal Executive Officer)

                                                      Chief Financial Officer
/s/ Robert R. Galvin                                  (Principal Financial Officer       April 27, 2004
------------------------------------------------
(Robert R. Galvin)                                    and Principal Accounting Officer)

/s/ Craig L. Burr                                     Director                           April 27, 2004
------------------------------------------------
(Craig L. Burr)

                                                                            II-9

/s/ Robert L. Frome                                   Director                           April 27, 2004
------------------------------------------------
(Robert L. Frome)

/s/ Daniel Raynor                                     Director                           April 27, 2004
------------------------------------------------
(Daniel Raynor)

/s/ Richard D. Waters, Jr.                            Director                           April 27, 2004
------------------------------------------------
(Richard D. Waters, Jr.)

/s/ J. Robert Vipond                                  Director                           April 27, 2004
------------------------------------------------
(J. Robert Vipond)

Exhibit Index
-------------

     4.1  1995 Stock Option Plan. (1)

     4.2  Stock Option  Agreement  between the Company and Robert L. Frome dated
          September 11, 2003.

     4.3  Stock  Option  Agreement  between the Company and Daniel  Raynor dated
          September 11, 2003.

     4.4  Stock  Option  Agreement  between  the Company and Craig L. Burr dated
          March 21, 2003. (2)

     4.5  Stock Option  Agreement  between the Company and Robert L. Frome dated
          March 21, 2003. (2)

     4.6  Stock  Option  Agreement  between the Company and Daniel  Raynor dated
          March 21, 2003. (2)

     4.7  Stock Option Agreement  between the Company and John Walsh dated March
          21, 2003. (2)

     4.8  Stock Option Agreement between the Company and Richard D. Waters,  Jr.
          dated March 21, 2003 (2)

     4.9  Stock  Option  Agreement  between the Company and John E. Wilson dated
          March 21, 2003. (2)

     4.10 Stock Option Agreement  between the Company and J. Robert Vipond dated
          April 5, 2004.

     4.11 Stock Option Agreement  between the Company and J. Robert Vipond dated
          April 5, 2004.

                                                                           II-10

     5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

     23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

     23.2 Consent of Margolin, Winer & Evens, LLP, independent auditors.

     24   Powers  of  Attorney   (included  on  the   signature   page  to  this
          Registration Statement).

----------

(1)  Incorporated  by reference to the Company's Form 10-Q for the quarter ended
     December 31, 2003.
(2)  Incorporated  by reference to the  Company's  Form 10-K for the fiscal year ended June 30, 2003.

                                                                           II-11